EXHIBIT 10.37

MASIMO CORPORATION

2006

BONUS AWARD PLAN

Plan Document

MASIMO CORPORATION

2006

BONUS AWARD PLAN

Plan Document

ARTICLE I

PURPOSE OF THE PLAN

Effective January 1, 2006, Masimo Corporation (the “Company”) has established this Masimo Corporation 2006 Bonus Award Plan (the “Plan”) to provide certain Exempt Employees of the Company and its subsidiaries with an increased awareness and ongoing interest in the direction of the Company. The Plan is designed to ensure that employees are appropriately awarded for both corporate and individual performance.

ARTICLE II

DEFINITIONS

2.1	“Base Salary” shall mean a Participant’s base rate of annual salary that is in effect on the last day of the Plan Year to which the Bonus relates.

2.2	“Board” shall mean the Board of Directors of the Company.

2.3	“Bonus” shall mean the amount payable to a Participant pursuant to the Plan.

2.4	“Committee” shall mean any committee that the Board may appoint to serve at the Board’s pleasure for purposes of administering the Plan; provided that the Board may at any time act as the Committee and shall serve in that capacity in the absence of a duly-appointed committee.

2.5	“Company Factor” shall mean the percentage rating that the Committee determines for a Plan Year pursuant to Section 4.2(b) below.

2.6	“Contractor” shall mean any person who provides services to the Company, but is not classified as an employee for W-2 reporting purposes.

2.7	“Exempt Employee” shall mean employees who are not subject to the wage and hour standards imposed under the Fair Labor Standards Act.

2.8	“Individual Factor” shall mean the percentage rating that the Manager determines for a Plan Year pursuant to Section 4.2(c) below.

2.9	“Job Factor” shall mean the percentage rating that the Committee determines for a Plan Year pursuant to Section 4.2(a) below.

2.10	“Manager” shall mean the Participant’s direct supervisor for the Plan Year. In the case of each executive officer other than the Company’s chief executive officer (the “CEO”), the CEO shall be deemed the Manager.

2.11	“Participant” shall mean the employees of the Company and its subsidiaries who are eligible to receive a Bonus under the Plan, pursuant to Article III herein.

2.12	“Part-Time Employee” shall mean an employee who is customarily employed by the Company or a subsidiary for an average of fewer than 32 hours per week.

2.13	“Plan Year” shall mean the period commencing January 1 and ending December 31.

ARTICLE III

ELIGIBILITY FOR PARTICIPATION

All Exempt Employees of the Company and its subsidiaries, excluding Part-Time Employees, Contractors and employees of the Company or a subsidiary who are participants of another non-equity, variable compensation plan of the Company or a subsidiary, shall be eligible to participate in this Plan.

ARTICLE IV

BONUS AMOUNTS AND PAYMENTS

4.1	CONDITIONS FOR BONUS PAYMENTS. The Company will pay Bonuses for a Plan Year if the Committee has approved written resolutions establishing the terms and conditions relating to the payment of Bonuses that will apply for the Plan Year or otherwise approving the payment of Bonuses. A Participant will be entitled to a Bonus for a Plan Year only if the Participant is an employee of the Company when the Company actually pays Bonuses for the Plan Year pursuant to Section 4.3 below. Any Participant whose employment with the Company terminates for any reason before the payment of Bonuses will automatically forfeit all rights under the Plan, and will not have any right to collect Bonuses or other amounts hereunder.

4.2	CALCULATION OF BONUSES. For each Plan Year, each Participant’s Bonus will equal the product of (i) the Participant’s Base Salary, (ii) the Job Factor applicable to the Participant, (iii) the Company Factor, and (iv) the Participant’s Individual Factor. The Committee will determine each of these factors in accordance with the following methodology, subject to any modifications or adjustments that the Committee may set forth for a Plan Year in its determinations of the Plan’s terms and conditions for the Plan Year or as otherwise approved by the Committee, and subject to the pro rata adjustment set forth in Section 4.3 for Participants who were employees for less than the entire Plan Year.

(a)

Job Factor. The Committee will establish written target bonus guidelines (referred to as Job Factor) on the basis of job classifications that assign a targeted Bonus percentage of Base Salary to each job classification. The

Committee may nevertheless in its sole and absolute discretion vary from these guidelines on a case-by-case basis by providing written notice to any affected Participant that the Committee has assigned a different Job Factor or classification to the Participant. Unless the Committee’s written guidelines for a Plan Year determine otherwise, the Job Factor for the Plan Year shall refer to the following classifications:

Level	Job Classification
1	Staff
2	Professional/Technical
3	Managers
4	Directors
5	Vice President
6	Executive Vice President
7	CEO

(b)	Company Factor. Within the first three months of the Plan Year, the Board will approve the Company’s objectives and assessment criteria. The Committee will thereafter provide information to each Participant about such objectives and assessment criteria. At the end of the Plan Year, the Committee, with the input from the CEO, will evaluate the Company’s performance by taking this information into account, along with any other financial or other Company performance measures that the Committee determines to be relevant, and on the basis of these considerations the Committee will in its sole and absolute discretion rate the Company’s performance on a percentage scale of 0% to 100%, with that percentage establishing the Company Factor for the Plan Year. In the event the Committee rates the Company’s performance for a Plan Year at: (i) less than 100%, the Committee shall have the discretion to set the Company Factor at any percentage it deems appropriate (including 0%); and (ii) 100% or more, the Company Factor shall automatically be set at 100%.

(c)	Individual Factor. At the end of the Plan Year, the Manager will determine a Participant’s Individual Factor for a Plan Year on a scale of 0% to 100%, based on the Manager’s discretionary assessment of the Participant’s overall performance, taking into account a variety of factors including specific duties or goals assigned to the Participant during the Plan Year; provided that, with respect to any Participant for which the CEO is not the Manager, the CEO shall have the final authority to modify a Participant’s Individual Factor for a Plan Year. In the case of the CEO, the Committee shall assess the CEO’s overall performance and determine the Individual Factor for the CEO for the Plan Year; provided that, in the event the Committee establishes the Company Factor at 100%, the Individual Factor for the CEO shall automatically equal 100%.

4.3	PRO RATED BONUSES. If an employee first becomes a Participant after a Plan Year begins (for example, because of being a new hire), the Committee will adjust the employee’s Bonus for the Plan Year on a pro rata basis to reflect the number of full weeks during the Plan Year during which the employee was a Participant. For example, an employee who becomes a Participant on June 30th of a Plan Year ending December 31st would be a Participant for 26 of 52 weeks, and therefore be entitled to a Bonus equal to 50% of the amount determined pursuant to Section 4.2 above for a similarly-situated employee who is a Participant for the entire Plan Year.

4.4	TIME OF PAYMENT. The Company will pay Bonuses for a Plan Year as soon as possible after the end of the Plan Year, but in no event later than the December 31st immediately following the Plan Year.

4.5	APPLICABLE TAXES.

(a)	Employment Taxes. The Company shall reduce all Bonuses by an amount sufficient to pay all applicable Social Security, withholding, and other employment taxes that are payable with respect to the Bonuses.

(b)	Income Taxes and Deferred Compensation. Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with this Plan (including any taxes arising under Section 409A of the Internal Revenue Code). Neither the Company nor its affiliates nor any of their directors, agents or employees shall have any obligation to indemnify or otherwise hold any Participant harmless from any or all of such taxes.

ARTICLE V

RIGHTS OF PARTICIPANTS

5.1	LIMITED RECAPTURE OF BONUSES. The Company may not recover Bonus payments that Participants have appropriately received pursuant to the Plan, subject to any recapture provision that the Committee adopts in writing during the first three months of a Plan Year, for application to Bonuses payable for the Plan Year.

5.2	NOT A CONTRACT OF EMPLOYMENT. Nothing in this Plan gives a Participant the right to remain in the employ of the Company. Except to the extent explicitly provided otherwise in a then effective written employment contract executed by the Participant and the Company, each Participant is an at will employee whose employment may be terminated without liability at any time for any reason.

ARTICLE VI

ADMINISTRATION

The Committee shall be responsible for administering the Plan, and shall have the right to construe the Plan, to interpret any provision of the Plan, to make rules and regulations relating to the Plan, and to determine any factual or legal question arising in connection with the Plan’s operation. The Committee may in its discretion make factual determinations based on any investigation or hearing that the Committee may deem appropriate. Any decision made by the Committee under the provisions of this Article shall be conclusive and binding on all parties concerned. The Committee may delegate to the Company’s officers or other employees the authority to execute and deliver instruments and documents associated with the Plan, and to take all other steps deemed necessary, advisable or convenient for the administration of this Plan in accordance with its terms and purpose.

ARTICLE VII

AMENDMENT OR TERMINATION OF PLAN

The Committee shall have the unilateral right to amend, suspend, modify or terminate this Plan at any time with respect to all or some Participants and with respect to any unpaid Bonuses that are or could have become payable, whether for the current or any future years.